                                                                    Exhibit 23.2

                              Accountants' Consent
                              --------------------

The Board of Directors
SPACEHAB, Incorporated and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-43221) on Form S-3 and the registration statements (Nos. 333-3634, 333-3636, 333-3638, 333-36779, 333-43159, and 333-43181) on Form S-8 of Spacehab,
Incorporated of our report dated August 31, 2000, relating to the consolidated balance sheet of SPACEHAB, Incorporated and subsidiaries as of June 30, 2000, and the consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2000, which report appears in the June 30, 2001, annual report on Form 10-K of Spacehab, Incorporated.


/s/ KPMG LLP
McLean, Virginia
October 12, 2001